Exhibit 12.1

[●], 2015

AWA Group LP 116 South Franklin Street Rocky Mount, North Carolina 27804

Re:	Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel for AWA Group LP, a Delaware limited partnership (the “Partnership”), in connection with the Partnership’s offering of up to 3,303,571 Class A Common Units (the “Units”) and Warrants to purchase an additional 285,714 Class A Common Units (the “Warrants,” and together with the Units, the “Securities”) pursuant to its Offering Statement on Form 1-A (as may be amended from time to time, the “Offering Statement”), under the Securities Act of 1933 (as amended, the “Securities Act”).

This opinion is being furnished in accordance with the requirements of Item 17 of Form 1-A under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Offering Statement or any agreement contemplated thereby, other than as expressly stated herein with respect to the issuance of the Securities.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of the general partner of the Partnership and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Securities, when issued in accordance with the terms of the Offering Statement and the Subscription Agreement attached thereto, with proper payment therefor, will be legally issued, fully paid and non-assessable.

Our opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement, and to the reference to our firm in the offering circular comprising a part of the Offering Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

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